TERMINATION AGREEMENT AND RELEASE

This TERMINATION AGREEMENT AND RELEASE (this “Agreement”) dated as of June 17, 2010 (the “Effective Date”) is made and entered into by and among Hitoshi Yoshida, an Individual residing at No. 22-23, 5 Chome, Nakano, Nakanoku, Tokyo, Japan (“Hitoshi”) and Jieming Huang, an Individual residing at Rome 102, Bing Suite, No. 65 Qingtanxincun, Changzhou, China 213000 (“Jieming”), Jieping Huang, an Individual residing at Room 1201, No. 1 Building, Shijiahuating, Changzhou, China 213000 (“Jieping”) and Linyin Wang, an Individual residing at Room 1301, Jia Suite, No. 2 building, Yulong Park, Zhonglou District, Changzhou, China 213000 (“Linyin”). Hitoshi, Jieming, Jieping and Linyin are collectively referred to herein as the “Parties” and each individually as a “Party”.

WHEREAS, Yoshida is the owner of 10,000 shares of common stock (the “Yoshida Shares”) of Baby Fox Limited, a British Virgin Islands corporation (the “Company”) and Hitoshi had previously granted Jieming, Jieping and Linyin each an option in the Yoshida Shares (Jieming, Jieping and Linyin are hereinafter collectively referred to as the “Optionees”) pursuant to certain Stock Option Agreements dated as of May 6, 2008;

WHEREAS, the Parties have rescinded the Stock Option Agreements pursuant to certain Rescission of Option Agreements dated as of June 17, 2010;

WHEREAS, the Parties have entered into a Shareholders’ Agreement dated as of May 6, 2008 (the "Shareholders’ Agreement") pursuant to which, subject to the terms and conditions stated therein, the Parties agreed to be bound by certain restrictions with respect to the transfer of the Yang Shares; and

WHEREAS, Section 10.1 of the Shareholders’ Agreement provides that the Shareholders’ Agreement may be terminated at any time by written agreement of the parties thereto.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, the Parties, intending to be legally bound, agree as follows:

1.  Termination of Shareholders’ Agreement. The Parties agree that, effective immediately, (i) the Shareholders’ Agreement is hereby terminated pursuant to Section 10.1 of the Shareholders’ Agreement and that such Shareholders’ Agreement will no longer be of any further force or effect as of the Effective Date.

2.  No Obligations.  Yoshida and the Optionees and any other party related thereto or controlled thereby, wholly or in part, directly or indirectly, hereby acknowledge and agree, subject to the provisions of this Agreement, that effective at and as of the Effective Date, neither Yoshida nor the Optionees shall have any further obligations to each other pursuant to or arising directly or indirectly from the Shareholders’ Agreement or from any other agreement and understanding whether written or oral relating to the subject matter thereof; provided, however, neither Yoshida nor the Optionees are released from any obligations which may arise under this Agreement.

3.  Release.  Subject to the provisions of this Agreement, effective at and as of the Effective Date, Yoshida and the Optionees hereby forever release and discharge the other and each of them, together with their respective agents, successors and assigns, from any and all actions, causes of action, contracts, covenants (whether express or implied), claims and demands for damages, indemnity, costs, interest, loss or injury of every nature and kind whatsoever and howsoever (the “Actions”) arising, whether known or unknown, suspected or unsuspected, which such Party may heretofore have had, may now have, or may in the future have, at law or in equity, by reason of or arising directly or indirectly from the Shareholders’ Agreement; provided, however, neither Yoshida nor the Optionees are released from any Actions which may arise under this Agreement.

4.  Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each Party hereto.

5.  No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any Party hereto without the prior written consent of the other Parties hereto and any attempt to do so will be void, except for assignments and transfers by operation of any laws. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties and their respective successors and assigns.

6.  Entire Agreement. This Agreement constitutes the entire agreement between the Parties hereto with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral.  There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as herein provided.

7.  Third Party Beneficiaries. There are no third party beneficiaries to this Agreement except for the Hitoshi Releasees, the Optionees Releasees.

8.  Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

9.  Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future laws, and if the rights or obligations of any Party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Notwithstanding anything in this Agreement to the contrary, if for any reason any of the releases contained in Sections 2 or 3 hereof are avoided, nullified or otherwise rendered ineffective, then all releases in Section 2 or 3 hereof shall be rendered invalid and unenforceable and this Agreement shall be automatically reformed to delete Sections 2 and 3 herefrom.

10.  Governing Law. This Agreement will be governed by and construed in accordance with the laws of Nevada.

11.  Counterparts. This Agreement may be executed in any number of counterparts (by original or facsimile signature) and all such counterparts taken together will be deemed to constitute one and the same instrument.

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IN WITNESS WHEREOF the Parties hereto have executed this Termination Agreement and Release to be effective as of the Effective Date above.

Submitted by:

Hitoshi Yoshida
Signature

Accepted by:

Jieming Huang
Signature

Accepted by:

Jieping Huang
Signature

Accepted by:

Linyin Wang
Signature